Exhibit 99.1
Company Contact:
Ultralife Batteries, Inc.
Peter Comerford
(315) 332-7100
pcomerford@ulbi.com

Investor Relations Contact:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening
(212) 838-3777
jks@lhai.com

Media Contact:
Lippert/Heilshorn & Associates, Inc.
Chenoa Taitt
(212) 201-6635
ctaitt@lhai.com

Ultralife Batteries, Inc. Receives $2.9 Million Lithium Thin Cell Battery Order for Medical Application

Newark, New York - August 13, 2003 - Ultralife Batteries, Inc. (NASDAQ: ULBI), today announced the receipt of a $2.9 million order for its lithium Thin Cell(R)batteries from an undisclosed U.S. medical device maker. Cell deliveries are expected to begin in September and extend into 2004.

John D. Kavazanjian, Ultralife's president and chief executive officer, said, "We are very pleased to receive this order, which illustrates the growth opportunities available to Ultralife in the medical device field, one of our target markets. Our Thin Cell products offer unparalleled flexibility to designers in diverse applications such as medical devices and other thin-profile products."

Nancy N. Naigle, Ultralife's vice president of sales and marketing, said, "Interest in our Thin Cell products has been growing and we expect to see continued demand for their use in a range of innovative applications, many of which are enabled by the unique characteristics of our thin battery technology."

The new medical device is powered by a custom-designed lithium Thin Cell less than one-eighth inch thick and weighing only one-half ounce.

Ultralife's lithium-manganese dioxide (non-rechargeable) Thin Cell batteries provide a unique combination of thin profile, light weight, high energy, long life and wide operating temperature range. With their ultra-thin prismatic form and a high ratio of active materials to packaging, Thin Cells can efficiently fill virtually any battery cavity. Typical applications for these batteries include flat-profile products such as: medical devices, security access cards, wireless tracking tags, bank theft tracking systems and any application requiring a thin, lightweight, high-energy power source.

About Ultralife Batteries, Inc.
Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.

Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001/2000 certified.

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This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

Ultralife(R)and Ultralife Thin Cell(R)are registered trademarks of Ultralife Batteries, Inc.

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